SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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UST Inc.

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100 West Putnam Avenue

Greenwich, Connecticut 06830

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 26, 2004

To the Stockholders of UST:

      The 2004 Annual Meeting of Stockholders of UST Inc. (the “Company”) will be held at Cole Auditorium of the Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, on Tuesday, the 4th day of May 2004, at 10:00 a.m., Eastern Daylight Saving Time, for the following purposes:

(1)	to elect three directors for terms of three years each;

(2)	to ratify and approve the selection of independent auditors of the accounts of the Company for the year 2004;

(3)	to consider and act upon two stockholder proposals, if presented by their proponents; and

(4)	to consider and act upon such other business as may properly come before the meeting.

      Stockholders of record at the close of business on March 5, 2004 will be entitled to vote at the meeting. The approximate date of mailing of this Proxy Statement is March 26, 2004.

      You are urged to vote your proxy promptly whether or not you plan to attend the meeting in person. Please sign and date the enclosed proxy card and return it promptly in the enclosed postage paid envelope or you may also vote your shares either via telephone or the Internet. Please read the instructions printed on the top portion of your proxy card. The Company’s transfer agent, which is tabulating votes cast for the meeting, will count the last vote received from a stockholder, whether by telephone, proxy or ballot or electronically through the Internet. Please note all votes cast via telephone or the Internet must be cast prior to 5:00 p.m., Eastern Daylight Saving Time, on Monday, May 3, 2004.

DEBRA A. BAKER,
Senior Vice President and Secretary

PROXY STATEMENT
Solicitation of Proxy
Attendance and Procedures at Annual Meeting
Action to be Taken at Meeting
Proposal No. 1
The Nominees
Executive Sessions
Director Independence
Director Nomination Procedures
Compensation of Directors
Committees of the Board
REPORT OF THE AUDIT COMMITTEE
Independent Auditor Fees
Audit Committee Pre-Approval Policies and Procedures
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* FOR THE YEAR ENDED DECEMBER 31, 2003
COMPENSATION OF EXECUTIVE OFFICERS
TABLE VI
STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
BENEFICIAL OWNERSHIP OF COMMON STOCK
COMMUNICATIONS WITH DIRECTORS
INFORMATION RESPECTING PROXIES
OTHER BUSINESS
2005 ANNUAL MEETING

100 West Putnam Avenue

Greenwich, Connecticut 06830

PROXY STATEMENT

Solicitation of Proxy

      The enclosed proxy is solicited by the Board of Directors (the “Board”) of UST Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held May 4, 2004, including any adjournment thereof (the “Annual Meeting”). Whether or not you plan to attend the Annual Meeting, the Board respectfully requests the privilege of voting on your behalf and urges you to either sign, date and return the enclosed proxy or vote your shares via telephone or the Internet. By doing so you will, unless such proxy is subsequently revoked by you, authorize the persons named therein, or any of them, to act on your behalf at the Annual Meeting.

      Any stockholder who submits a proxy may revoke it by giving a written notice of revocation to the Secretary or, before the proxy is voted, by submitting a duly executed proxy bearing a later date. The Company’s transfer agent, which is tabulating votes cast at the Annual Meeting, will count the last vote received from each stockholder, whether by telephone, proxy or ballot or electronically through the Internet.

      As of March 5, 2004, the record date for the Annual Meeting, the outstanding stock of the Company entitled to vote consisted of 165,646,555 shares of common stock (“Common Stock”) (each entitled to one vote).

      Appearance at the meeting in person or by proxy of the holders of Common Stock entitled to cast at least 82,823,278 votes is required for a quorum.

Attendance and Procedures at Annual Meeting

      Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Common Stock entitled to vote at the meeting having evidence of ownership, a duly appointed proxy holder with the right to vote on behalf of an absent stockholder (one proxy holder per absent stockholder) and invited guests of the Company. Any person claiming to be the proxy holder of an absent stockholder must, upon request, produce written evidence of such authorization. If you wish to attend the Annual Meeting but your shares are held in the name of a broker, bank or other nominee, you should bring with you a proxy or letter from the broker, bank or nominee as evidence of your beneficial ownership of the shares. Management requires all signs, banners, placards, cameras and recording equipment to be left outside the meeting room.

Action to be Taken at Meeting

      1. Three directors will be elected to serve for terms of three years each and until their respective successors are elected and qualified.

      2. A resolution will be offered to ratify and approve the selection of independent auditors of the accounts of the Company for the year 2004.

      3. The Company has been advised that two resolutions will be offered by stockholders.

      Your authorized proxies will vote FOR the election of the individuals herein nominated for directors and the resolution regarding the auditors, and AGAINST stockholder proposal no. 4, unless you designate otherwise. A proxy designating how it should be voted will be voted accordingly. If no designation is made on the proxy with respect to stockholder proposal no. 3, your authorized proxies will not vote on that proposal.

Proposal No. 1

Election of Directors

      The Certificate of Incorporation provides for the election of one-third (as nearly as possible) of the Board annually.

      The Board, upon recommendation of the Nominating & Corporate Governance Committee, nominated the three directors standing for election at the Annual Meeting for terms expiring at the Annual Meeting of Stockholders to be held in 2007. Edward T. Fogarty, a director since 1997 and Lowell P. Weicker, Jr., a director since 1995, will each retire from the Board at the expiration of their current terms of office and, accordingly, are not standing for reelection at the Annual Meeting. To help ensure that the number of directors in each class is, as nearly as possible, equal in number, Messrs. Clancey and Gierer will be standing for election at this Annual Meeting rather than the Annual Meeting of Stockholders to be held in 2005. The Board currently consists of ten members and, with the retirements of Messrs. Fogarty and Weicker, shall be reduced to eight at the Annual Meeting.

      Directors are elected by a plurality of the votes cast. “Plurality” means that the nominees who receive the largest number of votes cast “For” are elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted “For” a particular nominee as a result of a direction to withhold or a broker non-vote will not affect the outcome of the vote.

The Nominees

      Set forth in the following Table I is certain information with respect to each person nominated by the Board and each person whose term of office as a director will continue after the Annual Meeting, including the number of shares of Common Stock beneficially owned by such person as of January 31, 2004.

TABLE I

Name of Nominee*
or Director	Business History

John D. Barr Age 56 Shares beneficially owned: Outstanding shares — 2,050 Shares subject to options — 0 Present term expires 2005 Director since 2003	Mr. Barr has served as President and Chief Executive Officer of Automotive Performance Industries (“API”) and Chairman of API’s operating group, Performance Logistics Group since 1999. He previously served as President and Chief Operating Officer and as a member of the Board of Directors of Quaker State Corporation from 1995 to 1999. He also serves as a director of United Auto Group, Clean Harbors Inc., and James Hardie, N.V.
*John P. Clancey Age 58 Shares beneficially owned: Outstanding shares — 9,122 Shares subject to options — 19,000 Nominated for term to expire 2007 Present term expires 2005 Director since 1997	Mr. Clancey has served as Chairman of Maersk Sealand since December 1999. He served as President and Chief Executive Officer of Sea-Land Service, Inc., from July 1991 to December 1999. He also serves as a director of Foster Wheeler Ltd.
Edward H. DeHority, Jr. Age 73 Shares beneficially owned: Outstanding shares — 8,885 Shares subject to options — 23,500 Present term expires 2006 Director since 1990	Mr. DeHority is a retired certified public accountant and attorney. He was employed by Ernst & Young LLP from 1958 to 1988.

Name of Nominee*
or Director	Business History

Patricia Diaz Dennis Age 57 Shares beneficially owned: Outstanding shares — 1,869 Shares subject to options — 3,000 Present term expires 2006 Director since 2001	Ms. Diaz Dennis has served as Senior Vice President, General Counsel and Secretary of SBC West since May 2002. She served as Senior Vice President — Regulatory and Public Affairs of SBC Communications Inc. (“SBC”) from November 1998 to May 2002 and as Senior Vice President and Assistant General Counsel of SBC from September
1995 to November 1998. She also serves as a director of Entravision Communications Corporation.

Elaine J. Eisenman, Ph.D. Age 55 Shares beneficially owned: Outstanding shares — 4,614 Shares subject to options — 20,500 Present term expires 2005 Director since 1996	Dr. Eisenman has served as Senior Vice President — Human Resources and Administration of Children’s Place Retail Stores Inc. since September 15, 2003. She served as Chairman of Management & Capital Partners from April 2001 through December 2002. She served as Executive Vice President and Chief Administrative Officer of Enhance Financial Services Group, Inc. from December 1999 through February 2001 and as Executive Vice President — Human Resources and Administration from January 1998 to December 1999.

*Vincent A. Gierer, Jr.
Age 56
Shares beneficially owned:
  Outstanding shares — 610,765
  Shares subject to options — 915,600
Nominated for term to expire 2007
Present term expires 2005
Director since 1986	Mr. Gierer has served as Chairman of the Board and Chief Executive Officer since December 1, 1993 and has served as President since September 27, 1990. He has been employed by the Company since 1978.

Name of Nominee*
or Director	Business History

*Joseph E. Heid Age 57 Shares beneficially owned: Outstanding shares — 3,411 Shares subject to options — 1,500 Nominated for term to expire 2007 Present term expires 2004 Director since 2003	Mr. Heid served as Chairman, President and Chief Executive Officer of Esprit de Corp from December 1999 to July 2002. From November 1997 to November 1999, he served as President of Revlon International. He previously served as Senior Vice President of Sara Lee Corporation. Mr. Heid is a certified public accountant. He also serves as a director of Maidenform, Inc.

Peter J. Neff Age 65 Shares beneficially owned: Outstanding shares — 7,063 Shares subject to options — 19,000 Present term expires 2006 Director since 1997	Mr. Neff served as President and Chief Executive Officer of Rhône-Poulenc, Inc., the U.S. subsidiary of Rhône-Poulenc, S.A. from 1991 to 1996.

      Messrs. Clancey, Gierer and Heid are now directors and will serve for the terms indicated. Your proxy, unless otherwise marked, will be voted for the aforesaid nominees for such terms. In the event that any nominee is not available for election at the time of the meeting or any adjournment thereof, an event which is not anticipated, your proxy may be voted for a substitute nominee and will be voted for the other nominees named above.

      As of January 31, 2004, all directors and executive officers as a group beneficially owned 904,854 shares of Common Stock and had exercisable options to acquire 1,952,100 shares of Common Stock, which together represented in the aggregate approximately 1.7% of the outstanding Common Stock including options held by all such persons. No executive officer or director beneficially owned more than 1% of the aggregate amount of the outstanding Common Stock including options held by the respective person.

      The Board held nine meetings during 2003. No director attended fewer than 75% of the meetings held. Absent unusual or extraordinary circumstances, each director is expected to attend the Company’s Annual Meeting of Stockholders. All but one member of the Board were in attendance at the 2003 Annual Meeting.

Executive Sessions

      The nonemployee directors of the Company meet in executive session without management on a regular basis. The chair of the Nominating & Corporate Governance Committee presides at such executive sessions. In his absence, the nonemployee directors will designate another person to preside over such executive sessions.

Director Independence

      The recently amended corporate governance listing standards of the New York Stock Exchange (the “NYSE rules”) require that the Board be comprised of a majority of independent directors. The Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder by the Securities and Exchange Commission (the “SEC”), and the NYSE rules, taken together, require that the Audit Committee, the Nominating & Corporate Governance Committee and the Compensation Committee, each be comprised solely of independent directors.

      To ensure compliance with these requirements, each year, the Board, acting through the Nominating & Corporate Governance Committee, reviews the relationships that each director has with the Company based primarily on a review of the questionnaires completed by the directors regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors. Only those directors whom the Board affirmatively determines have no material relationship with the Company may, under the NYSE rules, qualify as independent directors. To assist in the review process, the Board has established standards concerning relationships that, absent special circumstances, would not be deemed material and thereby cause a director not to be considered independent. These standards are set forth in the Company’s Corporate Governance Guidelines which are available on the Company’s website at www.ustinc.com under the heading “Investors/ Corporate Governance.”

      In light of the foregoing, the Nominating & Corporate Governance Committee has reviewed, on behalf of the Board, the independence of all directors and has determined, based on the information provided to it by the directors, that, as of the Annual Meeting, all directors other than Mr. Gierer, the Company’s Chairman of the Board and Chief Executive Officer, will qualify as independent directors under the NYSE rules, and that, as of the Annual Meeting, each member of the Audit Committee will also satisfy the additional independence requirements applicable, under the federal securities laws and the NYSE rules, to members of an audit committee.

Director Nomination Procedures

      It is the Company’s desire to select individuals for nomination to the Board who are the most highly qualified and who, if elected, will enhance the Board’s ability to oversee and direct, in an effective manner, the business of the Company and to best serve the general interests of the Company and its stockholders. In its assessment of potential nominees, the Nominating & Corporate Governance Committee will consider whether any such nominee:

•	Meets New York Stock Exchange independence criteria;

•	Reflects highest personal and professional ethics and integrity;

•	Has relevant educational background;

•	Has demonstrated effectiveness and possesses sound judgment;

•	Has qualifications to serve on appropriate Board committees;

•	Has experience relevant to the business needs and objectives of the Company;

•	Has the ability to make independent and analytical judgments;

•	Has adequate time to devote to Board responsibilities; and

•	Has effective communication skills.

      Such matters will be considered in light of the then current diversity and overall composition of the Board.

      The Nominating & Corporate Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee reflects the highest personal and professional ethics and integrity, has the ability to make independent and analytical judgments and has adequate time to devote to Board responsibilities. In addition, the Nominating & Corporate Governance Committee examines a candidate’s specific experience and skills, potential conflicts of interest and independence from management and the Company.

      The Nominating & Corporate Governance Committee identifies potential nominees through referrals by current directors and executive officers and also from a search firm specializing in identifying director candidates whose services have been retained by the Committee. The Nominating & Corporate Governance Committee presently has on retainer the firm of Canny, Bowen Inc. to assist in identifying potential candidates. The Committee will consider candidates from other sources, including, as described below, from stockholders.

      Mr. Barr, the Board’s newest member, was introduced to the Nominating & Corporate Governance Committee by Canny, Bowen Inc.

      Once an individual has been proposed for consideration by the Nominating & Corporate Governance Committee as a possible candidate, the Nominating & Corporate Governance Committee reviews the person’s background and qualifications, including in light of any other candidates that it may be considering, any vacancies as well as the needs and the then current composition of the Board. If the Nominating & Corporate Governance Committee determines that the proposed candidate warrants further consideration, a meeting may be arranged with the proposed candidate and the chair and/or other members of the Nominating & Corporate Governance Committee.

      The Nominating & Corporate Governance Committee will consider and evaluate candidates suggested in a timely manner by stockholders, taking into account the qualities of any individual so suggested and the vacancies and needs of the Board. To enable the Nominating & Corporate Governance Committee to consider and evaluate properly any such candidate prior to the next Annual Meeting, the Corporate Secretary should receive, no later than November 26, 2004 (i.e., the date which is four months before the calendar date relating to the then current year corresponding to the calendar date in the immediately preceding year on which the proxy statement for the prior year’s annual meeting was mailed to stockholders), the following information:

•	The name, business address and curriculum vitae of any proposed candidate;

•	A description of what would make such person an effective addition to the Board;

•	A description of any relationships or circumstances that could affect such person’s qualifying as an independent director;

•	A confirmation of such person’s willingness to serve as a director;

•	Any information about such person that would, under the federal proxy rules, be required to be included in the Company’s proxy statement if such person were a nominee, including,

without limitation, the number of shares of Company common stock beneficially owned by such person; and

•	The name, address and telephone number of the stockholder submitting the recommendation as well as the number of shares of Company common stock beneficially owned by such stockholder and a description of any relationship between the proposed candidate and the stockholder submitting his or her name.

All such proposed candidates shall be reviewed and evaluated in accordance with the selection criteria discussed above. The Nominating & Corporate Governance Committee’s evaluation process does not vary based on whether or not a proposed candidate is recommended by a stockholder.

Compensation of Directors

      The monthly retainer for all nonemployee directors for their services as directors, including committee assignments, is $5,000. Nonemployee directors are reimbursed for reasonable expenses incurred by them in connection with performance of their services to the Company as members of the Board and its committees. Employee directors receive no additional compensation for their services as directors.

      The Company maintains the UST Nonemployee Directors’ Restricted Stock Award Plan (the “Directors’ Restricted Stock Plan”). The Directors’ Restricted Stock Plan provides for the automatic award to each nonemployee director of 50 shares of restricted stock for each meeting of the Board attended and 40 shares of restricted stock for each Board committee meeting attended. The shares of restricted stock vest on the third anniversary date of the award. Once awarded, dividends on restricted shares are paid to the nonemployee director and all shares may be voted; however, ownership may not be transferred until service on the Board terminates. Unvested shares will be forfeited in the event of a voluntary resignation or refusal to stand for reelection, but vesting will be accelerated in the event of change in control, death, disability or age-related mandatory retirement from service pursuant to the Board’s retirement policy.

      The Company also maintains the UST Nonemployee Directors’ Stock Option Plan (the “Directors’ Stock Option Plan”). The Directors’ Stock Option Plan, which was approved by stockholders at the 1995 Annual Meeting, provides for an annual, automatic grant of an option to purchase 1,500 shares of Common Stock on the first business day following each annual meeting, beginning in 1995, to each member of the Board who is not then an employee of the Company. The Directors’ Stock Option Plan, as amended effective June 30, 2000, also provides for the issuance of additional options at the discretion of the Compensation Committee. All options will be granted with an exercise price per share equal to the fair market value per share of Common Stock on the date the option is granted and will first become exercisable six months after the date of grant. The option exercise period will expire ten years after the date of grant and will not be affected by a participant’s cessation of membership on the Board.

      The Company also maintains the UST Nonemployee Directors’ Retirement Plan (the “Directors’ Retirement Plan”), a nonqualified, nonfunded plan that applies to nonemployee members of the Board (who are not former employees), whose service as such includes periods beginning on or after January 1, 1988, and whose service equals or exceeds 36 months. Under the terms of the Directors’ Retirement Plan, an eligible director will receive one-twelfth of 75% of his or her highest annual compensation (including the value of all restricted stock awards) each month, beginning at age 65 (or such later date upon which occurs his or her termination of service) and continuing over a period equal to his or her period of service, provided, however, such period will not exceed 120 months. In addition, the Directors’ Retirement Plan also provides for a lump sum payment to a deceased director’s spouse in the event of a director’s death either prior to or subsequent to a director’s retirement.

      In addition, the Company maintains the UST Directors’ Supplemental Medical Plan (the “Directors’ Medical Plan”), a self-insured medical reimbursement plan that applies to nonemployee members of the Board who are not former employees. The Directors’ Medical Plan provides for an additional $7,500 of annual coverage for each participant for reasonable, medically-related expenses above the participant’s basic medical plan coverage. Coverage continues upon a participant’s retirement from the Board for a period equal to the participant’s period of service on the Board.

      The Company also makes available to its nonemployee directors up to $12,500 annually in tax and financial planning services. After retirement from the Board, this benefit continues in the amount of $6,500 annually for a period equal to the retired director’s period of service on the Board. In addition, nonemployee directors are covered under the Company’s group life insurance, accidental death and dismemberment and business travel accident policies.

Committees of the Board

      The Company has an Audit Committee, a Compensation Committee, a Nominating & Corporate Governance Committee and a Strategic Review Committee.

      The Audit Committee, which met nine times during 2003, is currently comprised of the following directors: Edward H. DeHority, Jr. — Chairman, John D. Barr, Patricia Diaz Dennis, Joseph E. Heid and Lowell P. Weicker, Jr., each of whom is an independent director under the NYSE rules, as currently in effect. The Board has determined that Messrs. DeHority and Heid both qualify as “audit committee financial experts” in accordance with the rules of the SEC. As specified in its charter, a copy of which is attached to this proxy statement as Appendix A, the functions of the Audit Committee include the following:

•	Assisting the Board with oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function;

•	Engaging, on an annual basis, the Company’s independent auditor;

•	Approving, on an annual basis, the scope and fees of the independent auditor’s audit;

•	Reviewing and pre-approving the independent auditor’s permitted non-audit services and related fees, including considering whether such services are compatible with the independent auditor’s independence;

•	Reviewing, on an annual basis, the effectiveness of the Company’s internal audit function, the proposed plan of internal audit coverage and ensuring that such plan is properly coordinated with the independent auditor; and

•	Reviewing procedures employed by management to monitor compliance with the Company’s Code of Corporate Responsibility.

      The Audit Committee has the authority to institute special investigations and to retain outside advisors as it deems necessary in order to carry out its responsibilities. The Audit Committee’s Report appears on page 12 of this proxy statement.

      The Compensation Committee, which met seven times in 2003, is comprised of the following directors: Peter J. Neff — Chairman, John P. Clancey, Patricia Diaz Dennis and Edward H. DeHority, Jr., each of whom is an independent director under the NYSE rules, as currently in effect. As specified in its charter, the functions of the Compensation Committee include the following:

•	Reviewing and approving, as appropriate, the broad compensation program of the Company with respect to its officers, including all executive officers, and the various components of total compensation of the executive officers;

•	Making recommendations to the Board regarding directors’ and officers’ compensation; and

•	Administering the Company’s equity-based plans and considering and approving all awards thereunder.

      The Compensation Committee has the authority to retain such outside advisors as it deems necessary in order to carry out its responsibilities. The Compensation Committee Report on Executive Compensation appears on pages 14 to 16 of this proxy statement.

      The Nominating & Corporate Governance Committee, which met five times during 2003, is comprised of the following directors: John P. Clancey — Chairman, Edward T. Fogarty, Joseph E. Heid and Peter J. Neff, each of whom is an independent director under the NYSE rules, as currently in effect. As specified in its charter, the functions of the Nominating & Corporate Governance Committee include the following:

•	Identifying and recommending to the Board individuals qualified to serve as directors of the Company;

•	Recommending to the Board directors to serve on committees of the Board;

•	Advising the Board with respect to matters of Board composition and procedures;

•	Reviewing and making recommendations to the Board with respect to the Company’s corporate governance guidelines;

•	Overseeing the annual evaluation of the Board and the Company’s management;

•	Coordinating the annual review of the Board’s and Committees’ performance; and

•	Advising the Board generally on corporate governance matters.

      The Strategic Review Committee, which met three times in 2003, is comprised of the following directors: Vincent A. Gierer, Jr. — Chairman, John D. Barr, Elaine J. Eisenman, Edward T. Fogarty, Joseph E. Heid, Peter J. Neff and Lowell P. Weicker, Jr. The Strategic Review Committee has oversight responsibility for significant financial matters of the Company, financial terms of any proposed significant acquisitions or divestitures, investment results of employee trust funds, dividend policy and other capital transactions including the share repurchase policy and the Company’s strategic plans.

      A copy of the charter for each of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee is available on the Company’s website at www.ustinc.com under the heading “Investors/ Corporate Governance/ Committee Composition and Charters.” A copy of each such charter is also available to stockholders in print free of charge upon request, addressed to the Corporate Secretary at UST Inc., 100 West Putnam Avenue, Greenwich, Connecticut 06830.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee (the “Committee”) oversees on behalf of the Board the 1) integrity of the Company’s financial statements and financial reporting processes as well as the integrity of the Company’s systems of internal accounting and financial controls; 2) Company’s compliance with legal and regulatory requirements; 3) independent auditor’s qualifications, independence and performance; and 4) performance of the Company’s internal audit function.

      In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2003.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. In addition, the Committee has reviewed and discussed the independent auditors’ independence including the matters in the written disclosures required by the Independence Standards Board; discussed with the independent auditors matters required by the Statement on Auditing Standards 90, “Audit Committee Communications”; and has considered the compatibility of permitted non-audit services performed by the auditors with the auditors’ independence.

      The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In addition, the Committee reviewed and discussed with the independent auditors the report concerning the firm’s internal quality-control procedures.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

February 18, 2004

Audit Committee

Edward H. DeHority, Jr., Chairman

John D. Barr

Patricia Diaz Dennis

Joseph E. Heid

Lowell P. Weicker, Jr.

Independent Auditor Fees

      The aggregate fees billed for professional services provided to the Company by Ernst & Young LLP (“Ernst & Young”) for the fiscal years ended December 31, 2003 and December 31, 2002 were as follows:

	2003	2002

Audit Fees	$1,010,000	$879,000
Audit-Related Fees	168,000	180,000
Tax Fees	55,000	71,000
All Other Fees	-0-	-0-
Total	$1,233,000	$1,130,000

      Audit Fees represent fees for professional services performed in connection with the audit of the Company’s annual financial statements and the review of the quarterly reports on Form 10-Q and registration statements filed with the SEC.

      Audit-Related Fees were for services related to employee benefit plan audits and assistance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

      Tax Fees were for professional services performed with respect to tax compliance, tax advice and tax planning services.

      The Audit Committee had considered and determined that the performance of those services other than audit services would not impair Ernst & Young’s independence.

Audit Committee Pre-Approval Policies and Procedures

      The Company determines and communicates its need for specific additional services to be provided by Ernst & Young for which advance approval of the Audit Committee is requested. The Audit Committee reviews and considers each request on an as needed basis and, if it so determines, approves such services.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee (the “Committee”), which is comprised entirely of independent directors, (a) reviews and approves, as appropriate, the Company’s overall compensation program with respect to its officers, including all executive officers, and the various components of total compensation of the executive officers; and (b) administers the Company’s compensation plans under which it has been authorized consistent with the terms of such plans, including, as applicable, approving all equity-based awards pursuant to the Company’s Amended and Restated Stock Incentive Plan (the “Stock Plan”) and awards to each executive officer pursuant to the Company’s Incentive Compensation Plan (“ICP”).

Executive Compensation Policy

      It has been the Committee’s longstanding policy to link pay and performance by placing the majority of total compensation at risk subject to the Company’s financial performance. During 2003, the Committee reviewed the Company’s executive compensation program for assurance that total compensation is competitive and effective in helping the Company attract, retain and motivate highly qualified executives, recognizing the challenges and risks associated with the tobacco industry. With the assistance of outside compensation consultants, one of which was retained by the Committee, the Company’s executive compensation policy and design was evaluated against current practices and corporate governance trends. A comparator group consisting of 16 companies in similar industries with comparable financials and with whom the Company competes for talent was selected solely for the purpose of competitive analysis. Because of the aforesaid criteria, this peer group is not the same as the group used for comparing investment performance in the graph included in this proxy statement.

      The Committee’s review resulted in several modifications to the Company’s executive compensation program which are primarily intended to (i) more specifically define the link between pay and performance; and (ii) improve the alignment of short and long-term incentives by focusing more directly on the achievement of clearly defined objectives and measurable results. The Committee determined that total compensation (base salary, annual bonus and long-term incentives consisting of equity-based awards) is to be targeted at the median of the comparator group (size adjusted for market capitalization) with a 20% premium. This premium is reflective of the discount applied to the Company’s market capitalization by the investment community as well as to recognize the Company’s challenges associated with recruiting and retaining talented executives in the tobacco industry. Ranges within job bands have been established around the target total compensation for the purpose of providing flexibility in rewarding for individual performance.

Specific Components of Compensation Program

      Base Salary. Base salary, which the Committee believes should be the pay component least related to Company performance, represents the smallest portion of total compensation and is the only individual component of total compensation targeted at the median of the comparator group. Ranges around the target have been established for the purpose of providing flexibility in rewarding for individual performance. Beginning in 2004, base salaries will be reviewed annually rather than on the previous three-year cycle. In determining base salary increases, the following factors are considered: individual job performance and scope, the targeted percentage of the executive’s total cash compensation and the Company’s overall merit increase pool.

      Annual Incentives. Annual bonuses are awarded under the ICP, which is directly linked to Company performance through operating earnings. The ICP formula, which was last approved by stockholders in 2003, provides for an aggregate fund based upon fixed percentages of consolidated earnings (before income taxes and incentive compensation), as specified in the ICP. This formula requires that earnings exceed a threshold percentage of stockholders’ equity and that cash dividends have been declared and paid in the year. The Committee has determined that ICP awards are to be based upon the attainment of Company financial measures (i.e., diluted EPS) as well as achievement of individual performance objectives. The Committee determined further that the financial measurement will be assigned a higher weighting in the higher job bands since those officers have more influence over the Company’s overall financial performance than those in the lower job bands. Achievement of these financial and individual objectives will determine whether the executive receives his targeted percentage of the aggregate fund approved for him by the Committee. ICP awards to each executive officer must be approved by the Committee.

      For the fiscal year ended December 31, 2003, the Company was required to take a charge in the amount of $15.9 million which was the result of write downs at a subsidiary primarily due to a lack of management oversight. It was determined that, in order to avoid any negative impact on the Company’s stockholders, the charge would be absorbed by a reduction of the 2003 ICP fund and, accordingly, the aggregate 2003 ICP fund was reduced by 38%. Target awards for executive officers were established based upon pre-established individual performance objectives. Each executive officer’s bonus award was based on an evaluation of his respective performance of those pre-established objectives. In the case of one executive officer, other considerations were taken into account. Certain bonuses for the executive officers were then reduced further depending on the specific circumstances relating to each executive officer and the charge. Aggregate 2003 ICP awards made to the executive officers constituted 61% of their aggregate cash compensation for 2003 and 44% of their total compensation for 2003.

      Equity-Based Awards. In 2003, stockholders approved the Stock Plan, which provides for equity-based awards. The Committee believes the Stock Plan supports the compensation policy discussed above, since the value of awards made thereunder are linked to increases in shareholder value derived from the appreciation in the Company’s stock price. The Company’s executive officers, in 2003, were awarded both stock options and restricted shares pursuant to the Stock Plan. In determining each award, the Committee considered, without assigning any particular weight to any one factor: (i) the individual performance and scope of responsibilities of each executive officer; (ii) the grant date value (based upon the modified Black-Scholes option pricing model) of the last regular grant of stock options that the executive officer received in 2001; and (iii) the executive’s targeted goal for total compensation.

2003 Compensation of Chief Executive Officer

      Mr. Gierer’s performance is reviewed annually by the Committee and each component of his compensation is determined by the Committee, consistent with the policy discussed above. In its evaluation of Mr. Gierer’s performance, the Committee considers the Company’s attainment of targeted financial objectives, i.e., net earnings and diluted EPS. It also considers Mr. Gierer’s achievement of certain strategic initiatives designed to further the Company’s earnings growth and profitability. As discussed above, the Committee assigned a higher weight on the Company’s overall financial performance based on Mr. Gierer’s position with the Company.

      Mr. Gierer’s annual base salary was set at $1,050,000, effective January 1, 2004. His 2003 ICP award was determined by the Committee which considered the Company’s overall financial performance and evaluated Mr. Gierer’s achievement of his pre-established performance objectives. In its evaluation of Mr. Gierer’s performance, a higher weight was assigned to the attainment of the Company financial measure (EPS). Mr. Gierer’s 2003 ICP award constituted approximately 62% of his cash compensation for 2003 and 44% of his total compensation for 2003.

      The Committee determined Mr. Gierer’s 2003 equity-based awards by first taking into account the factors described above under “Equity-Based Awards”. The grant date value of Mr. Gierer’s 2001 stock option grant was $1,080,000 which was then converted into 66,700 shares subject to options and 13,300 restricted shares. These awards are subject to the vesting schedules described in the Summary Compensation Table and the Option Grants in Last Fiscal Year Table appearing on pages 18 and 19, respectively of this proxy statement.

Executive Stock Ownership Guidelines

      Executive Stock Ownership Guidelines have been established by the Committee to encourage officers to obtain and hold Company stock in an effort to align their interests with those of the Company’s stockholders as well as to demonstrate their long-term commitment to the future growth of the Company. The guidelines provide that all officers are expected to own, at a minimum, depending on job band, a target number of shares whose market value equals one to five times their base salary within a five-year time frame to achieve the applicable target.

Limitations on the Deductibility of Executive Compensation

      Current federal tax law imposes an annual, individual limit of $1 million on the deductibility of the Company’s compensation payments to the CEO (as hereinafter defined) and its four most highly compensated other executive officers. Performance-based compensation that satisfies the conditions of Section 162(m) of the Internal Revenue Code is excluded for purposes of this limitation. The 2003 awards made to the CEO and the other executive officers pursuant to the ICP as well as the awards made pursuant to the Stock Plan were subject to, and made in accordance with, the Committee’s pre-established performance goals. The Committee has determined to ensure, to the maximum extent practicable, the deductibility of all performance-based compensation payments made to the Company’s executive officers.

February 18, 2004

COMPENSATION COMMITTEE
Peter J. Neff, Chairman
John P. Clancey
Patricia Diaz Dennis
Edward H. DeHority, Jr.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

FOR THE YEAR ENDED DECEMBER 31, 2003

Among UST Inc., S&P Tobacco Index & S&P 500 Index

	1998	1999	2000	2001	2002	2003

UST Inc.	$100.00	$76.47	$92.98	$122.95	$124.20	$140.73
S&P Tobacco	100.00	48.33	94.10	103.64	96.59	136.46
S&P 500	100.00	121.04	110.02	96.95	75.52	97.18

*	Assumes $100 invested on 12/31/98 and held through 12/31/03. Total return assumes reinvestment of dividends.

COMPENSATION OF EXECUTIVE OFFICERS

      The tables and descriptive information which follow are intended to comply with the SEC regulations for executive compensation requirements applicable to, among other reports and filings, annual proxy statements. This information is being furnished with respect to the Company’s Chief Executive Officer (“CEO”) and its four other most highly compensated executive officers as of December 31, 2003 (collectively, the “Named Executive Officers”).

TABLE II

Summary Compensation Table

					Long Term
		Annual Compensation			Compensation

					Awards

					Securities
Name and				Restricted	Underlying	All Other
Principal Position	Year	Salary($)	Bonus($)	Stock($)(1)	Options(#)	Compensation($)(2)

Vincent A. Gierer, Jr.	2003	900,000	1,439,000	442,225	66,700	12,000
Chairman of the Board,	2002	900,000	850,000	—	78,500	12,000
Chief Executive Officer	2001	900,000	2,100,000	—	120,000	15,300
and President

Richard H. Verheij	2003	575,000	843,179	259,350	38,900	12,000
Executive Vice President	2002	574,519	675,000	—	55,000	12,000
and General Counsel	2001	450,000	1,222,000	—	70,000	15,300

Robert T. D’Alessandro	2003	425,000	582,000	186,200	27,800	12,000
Senior Vice President and	2002	424,519	540,000	—	33,000	12,000
Chief Financial Officer	2001	300,000	868,000	—	50,000	15,300

Richard A. Kohlberger	2003	315,000	500,000	146,300	22,200	12,000
Senior Vice President	2002	315,000	350,000	—	27,000	12,000
	2001	315,000	679,000	—	40,000	15,300

Murray S. Kessler	2003	500,000	942,000	259,350	38,900	12,000
President —	2002	500,000	834,000	—	55,000	12,000
U.S. Smokeless Tobacco	2001	500,000	1,265,000	—	70,000	15,300
Company

(1)	The number of restricted shares awarded in 2003 to Messrs. Gierer, Verheij, D’Alessandro, Kohlberger and Kessler were 13,300; 7,800; 5,600; 4,400; and 7,800, respectively. The restricted shares are subject to cliff vesting five years after the award date. The value set forth above is based on the fair market value of the Company’s Common Stock on the award date. The value of the awards at December 31, 2003 was $474,677; $278,382; $199,864; $157,036; and $278,382 for Messrs. Gierer, Verheij, D’Alessandro, Kohlberger and Kessler, respectively. All of the above restricted shares have dividend rights.

(2)	Amounts represent Company matching contributions to the Employees’ Savings Plan.

      All options to purchase Common Stock of the Company granted to the Named Executive Officers for 2003 in the table below have been granted under the Company’s Amended and Restated Stock Incentive Plan.

TABLE III

Option Grants in Last Fiscal Year

					Grant Date
	Individual Grants				Value

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present
Name	Granted(#)(1)	Fiscal Year	$/Share	Date	Value($)(2)

Vincent A. Gierer, Jr.	66,700	4.8	33.25	7/22/13	480,907
Richard H. Verheij	38,900	2.8	33.25	7/22/13	280,469
Robert T. D’Alessandro	27,800	2.0	33.25	7/22/13	200,438
Richard A. Kohlberger	22,200	1.6	33.25	7/22/13	160,062
Murray S. Kessler	38,900	2.8	33.25	7/22/13	280,469

(1)	Options granted in 2003 expire in ten years and generally become exercisable ratably over a three year period following the date of grant, subject to acceleration of exercisability upon a change in control of the Company.

(2)	Amounts based on the modified Black-Scholes option pricing model, using the following material assumptions: exercise price equal to the fair market value of the underlying stock on the date of grant, interest rate representing the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the expected life of the option, volatility calculated using weekly stock prices for a one year period prior to grant date, estimated period in which option will be exercised of 7.5 years and expected dividend yield of 5.0%. There is no assurance the value realized by an optionee will be at or near the value estimated by the modified Black-Scholes option pricing model. Should the stock price not rise over the option price, optionees will realize no gain.

      The following table contains information about the options to purchase Common Stock that were exercised in 2003 by the Named Executive Officers and the aggregate value of these officers’ unexercised options at the end of 2003.

TABLE IV

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options
	Shares		Year-End(#)		at Fiscal Year-End($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Vincent A. Gierer, Jr.	1,000	4,660	750,000	165,600	4,546,514	298,348
Richard H. Verheij	169,000	2,061,190	490,300	103,600	1,966,549	174,242
Robert T. D’Alessandro	54,000	751,585	280,400	69,400	1,749,364	124,784
Richard A. Kohlberger	37,000	558,993	127,800	55,900	594,567	99,594
Murray S. Kessler	66,700	1,223,111	60,300	103,600	157,974	174,242

TABLE V

Pension Table

	Years of Service

Remuneration	5	10	15	20	25	30	35

$200,000	$20,709	$41,419	$62,128	$82,837	$103,546	$124,256	$144,965
300,000	$31,709	$63,419	$95,128	$126,837	$158,546	$190,256	$221,965
400,000	$42,709	$85,419	$128,128	$170,837	$213,546	$256,256	$298,965
500,000	$53,709	$107,419	$161,128	$214,837	$268,546	$322,256	$375,965
600,000	$64,709	$129,419	$194,128	$258,837	$323,546	$388,256	$452,965
700,000	$75,709	$151,419	$227,128	$302,837	$378,546	$454,256	$529,965
800,000	$86,709	$173,419	$260,128	$346,837	$433,546	$520,256	$606,965
900,000	$97,709	$195,419	$293,128	$390,837	$488,546	$586,256	$683,965
1,000,000	$108,709	$217,419	$326,128	$434,837	$543,546	$652,256	$760,965
1,100,000	$119,709	$239,419	$359,128	$478,837	$598,546	$718,256	$837,965
1,200,000	$130,709	$261,419	$392,128	$522,837	$653,546	$784,256	$914,965
1,300,000	$141,709	$283,419	$425,128	$566,837	$708,546	$850,256	$991,965
1,400,000	$152,709	$305,419	$458,128	$610,837	$763,546	$916,256	$1,068,965
1,500,000	$163,709	$327,419	$491,128	$654,837	$818,546	$982,256	$1,145,965

      The above Pension Table sets forth information for determining the estimated annual retirement benefits payable as a life annuity to the Named Executive Officers under the Company’s defined benefit plans pursuant to which benefits are determined by final compensation and years of service (the “Retirement Plans”). Compensation for purposes of the Retirement Plans means the highest three-year average compensation (salary and 25% of bonus actually paid in the applicable year) in the ten-year period immediately preceding retirement. Table II shows salary paid in 2001-2003 and bonus for the 2001-2003 years actually paid in 2002-2004. For 2003, the three-year average compensation covered by the Retirement Plans for each of the Named Executive Officers was as follows: Mr. Gierer, $1,353,333; Mr. Verheij, $769,750; Mr. D’Alessandro, $565,667; Mr. Kohlberger, $451,583; and Mr. Kessler, $747,917. As of December 31, 2003, the credited years of service under the Retirement Plans were approximately as follows: Mr. Gierer, 26 years; Mr. Verheij, 17 years; Mr. D’Alessandro, 23 years; Mr. Kohlberger, 25 years; and Mr. Kessler, 4 years. Pension Table calculations assume retirement on December 31, 2003 and take into account offsets for social security benefits.

      The Named Executive Officers also participate in a supplemental retirement plan (the “Supplemental Plan”). The formula by which benefits are determined under the Supplemental Plan is as follows: the greater of 105% of the accrued benefit under the Retirement Plans or 45% of the executive’s highest compensation (salary plus 25% of bonus) paid during any of the three consecutive twelve-month periods within the 36 months immediately preceding retirement (for retirement at age 55), increasing in constant whole-percentage increments to the greater of 110% of such accrued benefit or 50% of such compensation (for retirement at age 60 or thereafter), less amounts payable under the Retirement Plans. The estimated annual benefits payable as a life annuity at normal retirement age (assuming compensation and service as of December 31, 2003) under the Supplemental Plan for each of the Named Executive Officers (after taking into account reductions for benefits under the Retirement Plans) are approximately as follows: Mr. Gierer, $76,739; Mr. Verheij, $156,951; Mr. D’Alessandro, $41,231; Mr. Kohlberger, $24,191 and Mr. Kessler, $343,386.

Employment Contracts and Termination of Employment and Change in Control Arrangements

      The Company is party to employment agreements with Messrs. Gierer (with an initial term of 4 years) and Verheij (with an initial term of 3 years) which set forth the terms and conditions of such officers’ employment and termination of employment with the Company. The stated initial terms of the agreements are generally automatically extended, subject to expiration at age 65. The employment agreements provide that such officers will be entitled to certain severance benefits if the Company terminates their employment for any reason other than death, disability or “cause” (as defined in the agreements) or if the officer terminates his employment for “good reason,” including termination following a “change in control of the Company” (as such terms are defined in the agreements). The severance benefits that would be payable to Mr. Gierer consist principally of the continuation over the remaining term of the officer’s employment agreement or, if greater, three years, of an annual amount equal to the sum of his base salary and the highest ICP payment made to Mr. Gierer in any of the preceding three years. In the event of a termination based on a change in control, the ICP taken into account for this purpose would be limited to an amount equal to 75% of base salary, the multiple would in all cases be three and the benefits would be paid in a lump sum. The severance benefits that would be payable to Mr. Verheij consist principally of payments equal to the sum of his base salary and the highest ICP payment made to Mr. Verheij in any of the three years preceding termination, multiplied by three, to be paid in installments over a two-year period. In the event of a termination of employment based on a change in control, such payments would be made in a lump sum. In addition, the Company would maintain certain employee benefit plans in effect for the officers’ continued benefit or provide substantially equivalent benefits for three years following the termination of the officers’ employment under circumstances entitling the officer to severance under the agreements. Under the terms of Mr. Verheij’s agreement, the Company may reduce the welfare benefits provided to the extent that comparable benefits are provided by a new employer. In the event that any payments made pursuant to the employment agreements in connection with a change in control are subjected to the excise tax imposed under Section 4999 of the Internal Revenue Code, the Company would increase each officers’ severance payment as necessary to restore the officer to the same after-tax position he would have had if such excise tax had not been imposed.

      The employment agreements for Messrs. Gierer and Verheij each provide that such officer shall, if serving as a director, resign as such upon termination of employment for any reason. Messrs. Gierer and Verheij have also agreed not to engage in “competitive activity” (as defined in the agreements) (i) in the case of Mr. Gierer, during the period he is entitled to receive severance under the agreement and (ii) in the case of Mr. Verheij, during the five-year period following termination of his employment; provided, however, that these non-compete provisions will not apply following a change in control of the Company. Based upon current salary levels, the approximate lump-sum value of the severance payments, exclusive of the effect of state and local taxes, that would have been payable to the aforementioned executive officers if their employment had terminated on December 31, 2003 following a change in control of the Company would be as follows: Mr. Gierer, $5.2 million and Mr. Verheij, $5.7 million.

      On June 30, 2000, the Company entered into an employment agreement with Mr. Kohlberger which sets forth the terms and conditions of his employment and termination of employment with the Company. The initial three-year term of the agreement is automatically extended each year, subject to expiration at age 65. The employment agreement provides that Mr. Kohlberger will be entitled to certain severance benefits if: (1) he is dissatisfied at any time with his reporting relationship or duties or the Company breaches the employment agreement and the Company has failed to cure the situation after 15 days from proper notice from Mr. Kohlberger, (2) his employment is terminated by Mutual Consent (as defined in the employment agreement), or (3) his employment is terminated other than for Cause or Disability (each as defined in the employment agreement). The severance benefits that would be payable to Mr. Kohlberger consist principally of the continuation, over a period of three years from the date of his termination of employment, of his salary, the highest ICP amount payable to him and certain welfare benefits (including all life, health, medical and survivor income plans). The agreement provides for the reduction of welfare benefits to the extent that comparable benefits are provided to Mr. Kohlberger by a new employer. In addition, the Company is required to pay up to $100,000 in legal fees relating to a termination of the executive’s employment other than for Cause, Disability or by Mutual Consent. Pursuant to the employment agreement, Mr. Kohlberger has agreed not to engage in Competitive Activity (as defined in the employment agreement) during any period for which he is entitled to severance payments or welfare benefit continuation.

      In addition, the Company is party to severance agreements with Messrs. D’Alessandro, Kohlberger and Kessler which set forth the benefits to be paid upon certain terminations of employment following a change in control of the Company. Each of the agreements has a three-year term that is generally automatically extended and, in any event, expires no earlier than two years following a change in control. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates his employment within the two-year period following a change in control for any reason other than death, “disability” or “cause” or if the officer terminates his employment for “good reason” (as such terms are defined in the agreement). The benefits consist of a lump-sum payment equal to three times the sum of the officer’s base salary and the highest ICP payment made to the officer in any of the preceding three years, provided that such ICP amount is capped at 75% of base salary for this purpose. The Company would also maintain specified welfare benefit plans in effect for the officer’s continued benefit or provide substantially equivalent benefits for three years. Based upon current salary levels, the approximate before-tax lump-sum value of the severance payments, exclusive of any reductions attributable to any change in control benefits payable under other of the Company’s employee benefit plans or arrangements, that would have been payable to the aforementioned executive officers if their employment had terminated on December 31, 2003 following a change in control would be as follows: Mr. D’Alessandro, $2.4 million; Mr. Kohlberger, $1.8 million and Mr. Kessler, $2.9 million.

Indebtedness of Management

      Since January 1, 2003, none of the Company’s directors, executive officers, nominees for election as directors or certain relatives or associates of such persons has been indebted to the Company in an aggregate amount in excess of $60,000 except as noted below in Table VI, which represents unpaid balances on loans made pursuant to stock option exercises under the terms of the UST Inc. 1992 Stock Option Plan, as previously approved by stockholders and which has expired with respect to the grant of options. Unpaid balances on such loans are secured by the pledging of the shares with the Company and by the optionee’s personal installment promissory note bearing interest at the applicable federal rate in effect under the Internal Revenue Code (the “Code”) on the date the loan is made. No new loans have been made to the Company’s directors or executive officers on or after July 30, 2002 nor have the loans existing on or prior to July 30, 2002 been modified or renewed.

TABLE VI

	Largest Aggregate	Indebtedness as of
	Indebtedness during 2003(1)	February 16, 2004(1)

Vincent A. Gierer, Jr.	$4,079,521	$2,672,290
Chairman of the Board, Chief Executive Officer and President
Richard H. Verheij	379,979	271,755
Executive Vice President and General Counsel
Robert T. D’Alessandro	711,312	625,972
Senior Vice President and Chief Financial Officer
Richard A. Kohlberger	378,642	283,432
Senior Vice President
Theodor P. Baseler	188,634	147,744
President — International Wine & Spirits Ltd.
Murray S. Kessler	219,180	190,898
President — U.S. Smokeless Tobacco Company

(1)	Interest rates on loans range from approximately 4% to approximately 6%.

Proposal No. 2

      A Proposal to Ratify and Approve the Selection of Independent Auditors of the Accounts of the Company and its Consolidated Subsidiaries for the Year 2004.

      The Board has selected the firm of Ernst & Young LLP (“Ernst & Young”), Certified Public Accountants, as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 2004. Ernst & Young has been serving the Company and its subsidiaries in this capacity for many years. The Board’s selection was made upon the unanimous recommendation of the Audit Committee.

      Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.

      Ratification of the selection of the Company’s independent auditors is not required by any statute or regulation to which the Company is subject or by the Company’s By-Laws. If the stockholders do not ratify the selection of Ernst & Young, the selection of independent auditors will be reconsidered by the Board.

      The following resolution will be offered at the meeting:

“RESOLVED, that the Board of Directors’ selection of Ernst & Young LLP as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 2004 be, and it hereby is, ratified, confirmed and approved by the stockholders of the Company.”

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE FOREGOING RESOLUTION (Proposal No. 2). Your appointed proxies will vote your shares FOR Proposal No. 2 unless you instruct otherwise in the proxy form.

      The affirmative vote of a majority of the shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker non-votes will not, be treated as present for purposes of the preceding sentence.

STOCKHOLDER PROPOSALS

      The following Proposal Nos. 3 and 4, which are printed verbatim, have been submitted by stockholders. The name, address and shareholdings of the proponents will be furnished upon oral or written request to the Secretary of the Company. For the reasons set forth following the proposals, the Board makes no recommendation for voting on Proposal No. 3 and recommends a vote AGAINST Proposal No. 4.

Proposal No. 3

“3 – Shareholder Input on Poison Pills

RESOLVED: Shareholders request that our Directors increase shareholder voting rights and submit the adoption, maintenance or extension of any poison pill to a shareholder vote as a separate ballot item as soon as may be practical. Also once this proposal is adopted, any dilution or removal of this proposal is requested to be submitted to a shareholder vote as a separate ballot item at the earliest possible shareholder election. Directors have the flexibility of discretion accordingly in scheduling the earliest shareholder vote and in responding to shareholder votes.

We as shareholders voted in support of this topic:

Year	Rate of Support

2003	61%

This percentage is based on yes and no votes cast. I believe this level of shareholder support is more impressive because the 61% support followed our Directors’ objection to the proposal. I believe that there is a greater tendency for shareholders, who more closely follow our company’s corporate governance, to vote in favor of this proposal topic.

I do not see how our Directors object to this proposal because it gives our Directors the flexibility to ignore our shareholder vote if our Directors seriously believe they have a good reason. I believe our majority vote is a strong signal of shareholder concern. Shareholder voices have been heard, but not a satisfactory response from our Directors. This topic also won an overall 60% yes-vote at 79 companies in 2003.

Nick Rossi, P. O. Box 249, Boonville, Calif. 95415 submitted this proposal.

          The Potential of a Tender Offer Can Motivate Our Directors

Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could turn on a dime and sell the company out from under its present management.

Wall Street Journal, Feb. 24, 2003

          Diluted Stock

An anti-democratic scheme to flood the market with diluted stock is not a reason that a tender offer for our stock should fail.

Source: The Motley Fool

          Akin to a Dictator

Poison pills are akin to a dictator who says, “Give up more of your freedom and I’ll take care of you.

Source: T. J. Dermot Dunphy, CEO of Sealed Air (NYSE) for more than 25 years

The key negative of poison pills is that pills can preserve management deadwood instead of protecting investors.

Source: Morningstar.com

I believe our Directors may make a token response to this proposal – hoping to gain points in the new corporate governance rating systems. A reversible response, which could still allow our directors to give us a poison pill on short notice, would not substitute for this proposal.

          Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, an organization of 130 pension funds investing $2 trillion, called for shareholder approval of poison pills. Based on the 60% overall yes-vote in 2003 many shareholders believe companies should allow their shareholders a vote.

Shareholder Input on Poison Pills

Yes on 3”

COMPANY’S RESPONSE

      THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER STOCKHOLDERS SHOULD VOTE FOR OR AGAINST THE FOREGOING RESOLUTION (Proposal No. 3).

      The Board values good corporate governance and is mindful of its fiduciary duties to stockholders. In that regard, the Board is mindful that a significant number of stockholders supported a similar proposal submitted by the proponent at last year’s Annual Meeting and would intend, irrespective of the vote on this proposal, to consider the sentiments of those stockholders, if and when appropriate in the future, based on the circumstances then facing the Company.

      The Company, however, does not presently have, nor has it ever had, a shareholder rights plan. In light of this, as well as the Board’s intention to consider, if and when appropriate in the future, the advisability of seeking a stockholder vote, the Board has no position on this resolution.

      In light of the foregoing, the Board makes NO RECOMMENDATION as to whether stockholders should vote for or against this proposal.

      Your appointed proxies will not vote your shares on Proposal No. 3 unless you instruct otherwise in the proxy form.

      The affirmative vote of a majority of shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker non-votes will not, be treated as present for purposes of the preceding sentence.

Proposal No. 4

“REDUCING NITROSAMINES (TSNA) IN ORAL SNUFF

UST

Whereas: UST has been sued by individuals and states attorney generals for the harm caused by our products. We also have agreed to pay millions of dollars to settle these claims:

      Oral snuff has been determined by the U.S. Surgeon General to cause oral cancer (See the 1989 Report of the Surgeon General of the United States entitled Reducing the Health Consequences of Smoking: 25 Years of Progress at page 90 and the 1985 Special Report of the Surgeon General of the United States entitled The Health Consequences of Using Smokeless Tobacco.);

      The principle cancer causing agent in oral snuff is a class of compounds called tobacco specific nitrosamines (TSNA). (See the 1989 Report of the Surgeon General of the United States entitled Reducing the Health Consequences of Smoking: 25 Years of Progress at page 90 and the 1985 Special Report of the Surgeon General of the United States entitled The Health Consequences of Using Smokeless Tobacco.) One tobacco manufacturer, Star Scientific, has developed a process for reducing the levels of TSNA to below 1 microgram/gram. (See K.D. Brunnemann, J. Qi and D. Hoffman, Chemical Profile of Two Types of Oral Snuff Tobacco (revised February 28, 2002, available (in English) at www.smokeless.de/news.) This represents a barely detectable level;

      A recent study done by the American Health Foundation found that some of our company’s snuff products have TSNA levels forty times greater than Star’s products;

      Our Company has developed new manufacturing procedures for a new brand of snuff called Revel that has a TSNA level of 1 ug/g;

      In our opinion, the failure to remove a known defect in our products increases our risk of adverse litigation; this becomes all the more serious when it can be shown that our Company has the ability to virtually eliminate the nitrosamines which are a significant cause of cancer. We believe that the failure to diminish the TSNA levels could seriously diminish the value of our stock.

      As shareholders who are concerned about both the value of our company’s stock and its moral responsibility to its consumers, we believe that the new technology must be applied to all our brands, especially since it has been shown the reduction of TSNA can significantly reduce oral cancer.

RESOLVED: that the shareholders request the Board to adopt a policy of reducing, as rapidly as possible, TSNA levels in all of the company’s oral snuff products to the lowest feasible levels.”

COMPANY’S RESPONSE

      THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE FOREGOING RESOLUTION (Proposal No. 4).

      While the U.S. Surgeon General reached the judgment in 1986, based on studies then available, that smokeless tobacco “can cause cancer”, more than 70% of the studies published since that time have not found a statistically significant association between smokeless tobacco and oral cancer in the populations studied. Those studies included two large scale, well-designed epidemiological studies specifically involving moist snuff, the Company’s principal smokeless tobacco product. Indeed, those studies published since the publication of the 1986 Surgeon General’s Report led the

European Union to eliminate the phrase “causes cancer” from its required smokeless tobacco warning labels.

      Smokeless tobacco is a complex mixture containing several thousand naturally occurring constituents that are found in the tobacco plant. Among those constituents are certain nitrosamines, including tobacco-specific nitrosamines (TSNAs). TSNAs are also formed during the curing and fermentation of tobacco. They are referred to as “tobacco-specific” nitrosamines because they are generally found only in tobacco or tobacco products. They are part of a larger family of nitrosamine compounds, some of which are found in food products such as fish, cured meat and cheese.

      Some TSNAs have been reported to cause cancers in test animals (“laboratory carcinogens”) when those TSNAs are tested in isolation — without the other constituents of smokeless tobacco. However, smokeless tobacco, which contains TSNAs, has not been shown to cause cancer in animals.1

      Several scientific and governmental organizations have classified TSNAs with respect to their possible carcinogenicity. The WHO’s International Agency for Research on Cancer (IARC) has not classified any TSNA as “carcinogenic to humans.” Rather, IARC has classified certain TSNAs only as “possibly carcinogenic to humans” or as “unclassifiable as to [their] carcinogenicity to humans.”

      Nevertheless, in order to address concerns expressed by some in the public health community and to be prepared for possible future regulatory requirements, the Company has been engaged in a longstanding program to reduce the overall level of TSNAs in its moist smokeless tobacco products to the lowest levels possible while maintaining consumer acceptability.

      The Company has invested more than 75 million dollars over the past twenty years in its VIPM (Vertically Integrated Process Management) program and similar efforts. The VIPM program is designed to attack the TSNA issue at every stage of the process that may affect the formation of TSNAs — literally from “seed to shelf.” The VIPM program involves assessment and possible modification of tobacco crop management, leaf curing, leaf processing and aging, leaf formulation, the fermentation process, finishing and packaging of the product, and the shelf-life of the product. There are, of course, some natural variations that impact TSNA development from year to year. For example, the amount of rainfall that occurs during a crop-growing season and during the period tobacco is aged in barns will affect TSNA levels.

      The Company’s commitment to the reduction of TSNAs is further evidenced by its purchase in 1997 of F.W. Rickard Seeds, Inc., a company that for more than 60 years has been engaged in the production and marketing of a wide variety of high quality hybrid and conventional tobacco seed. Importantly, Rickard Seeds is engaged in several initiatives to address the issue of TSNA levels in finished tobacco products by starting at the beginning — the tobacco seed and tobacco genetics. In one initiative, the Company has instituted a protocol developed to screen seed used in commercial seed production. A second initiative seeks a direct genetic intervention in the production of TSNAs. The Company is committed to continuing this important work.

      The VIPM program and other efforts by the Company have resulted in very substantial reductions in the average levels of TSNAs in the Company’s moist smokeless tobacco products. For

[1]	Grasso P. Mann AH. Smokeless tobacco and oral cancer: An assessment of evidence derived from laboratory animals. Food Chem Toxicol 1998; 36: 1015-1029.

example, the average levels of TSNAs in Copenhagen Fine Cut and Skoal Fine Cut Wintergreen — as measured and reported in the scientific literature by researchers from the Institute for Cancer Prevention, formerly the American Health Foundation — decreased 77% between 1980 and 1994, the last time data for both of these products were reported in the scientific literature (see chart below). These two products accounted for nearly one-third of the moist smokeless tobacco sold in the United States in 2003.

Copenhagen/ Skoal TSNA Levels

Reported in the Scientific Literature

TSNA = Total of reported levels of four TSNAs on dry weight basis in parts per million

Copenhagen/Skoal TSNA levels = Average of TSNA levels reported in the scientific literature for Copenhagen Fine Cut and Skoal Fine Cut Wintergreen, excluding anomalous data for 1986

*	No comparable data reported in the scientific literature for any period after 1994

TSNA Values Displayed on Chart*

1980 — 70 ppm
1981 — 60 ppm
1988 — 21 ppm
1990 — 21 ppm
1992 — 10 ppm
1994 — 16 ppm
* All values rounded to nearest whole number

References

1.	Djordjevic MV, Brunnemann KD, Hoffmann D. The need for regulation of carcinogenic N-Nitrosamines in oral snuff. Food Chem Toxicol 1993; 31; 497-501, at 499. (1992 data and all earlier data)

2.	Hoffmann D. Djordjevic MV, Fan J, Zang E, Glynn T, Connolly GN. Five leading U.S. commercial brands of moist snuff in 1994; assessment of carcinogenic N-Nitrosamines. J Natl Cancer Inst 1995; 87; 1862-9, at 1866. (1994 data)

      The Company’s successful efforts to reduce TSNA levels are also demonstrated by the levels of NNN and NNK (the only TSNAs classified by IARC as “possibly carcinogenic to humans”) in its moist smokeless tobacco products. Overall average NNN and NNK levels for 2003 for eight of the Company’s leading moist smokeless tobacco products are provided below.

Overall Average Nitrosamine Levels (2003)

	NNN + NNK	NNN + NNK
Products	(ppm* in product)	(ppm*, dry weight)

Copenhagen Fine Cut	2.9	6.4
Copenhagen Long Cut	4.0	9.0
Skoal Fine Cut Wintergreen	3.2	7.1
Skoal Long Cut Berry	3.0	6.7
Skoal Long Cut Cherry	6.3	13.7
Skoal Long Cut Mint	3.9	8.3
Skoal Long Cut Straight	3.8	8.5
Skoal Long Cut Wintergreen	5.6	12.3

*ppm = parts per million

      The Company intends to continue its efforts to reduce TSNAs to the lowest levels possible, while maintaining consumer acceptability, in all of its moist snuff brands. Indeed, the Company’s newest brand, Revel, has TSNA levels among the lowest of most smokeless tobacco products currently available, including some Swedish moist snuff products.

      In light of the foregoing, this proposal has been substantially implemented. In addition to the foregoing, the Company believes that this proposal contains a number of assertions which are false and misleading.

      In addition, the Company notes that a similar proposal, which was included in last year’s proxy statement, had received the affirmative vote of less than 4% of the shares of Common Stock that were voted on the proposal.

      Accordingly, the Board believes that the adoption of this proposal is neither appropriate nor in the best interests of the Company or its stockholders and urges stockholders to vote AGAINST it.

      Your appointed proxies will vote your shares AGAINST Proposal No. 4 unless you instruct otherwise in the proxy form.

      The affirmative vote of a majority of shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker non-votes will not, be treated as present for purposes of the preceding sentence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of common stock, to file with the SEC and the New York Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock. Such persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 2003 all Section 16(a) filing requirements applicable to such individuals were complied with.

BENEFICIAL OWNERSHIP OF COMMON STOCK

      The following table sets forth certain information, as of December 31, 2003, regarding all persons which, to the knowledge of the Company, beneficially own 5% or more of the outstanding Common Stock.

Name and Address	Shares	Percentage of Outstanding

Pacific Financial Research, Inc[1]	13,213,650	8.0%
9601 Wilshire Boulevard,
Suite 800
Beverly Hills, California 90210
Barclays Global Investors NA2	11,396,682	6.9%
45 Fremont Street
San Francisco, CA 94105
Brandes Investment Partners, LLC[3]	11,402,216	6.9%
11988 El Camino Real Suite 500 San Diego, CA 92130
Dreman Value Management LLC[4]	8,697,608	5.2%
520 E. Cooper Ave
Suite 230-4
Aspen, CO 81611

(1)	Information obtained from Schedule 13G dated February 12, 2004 and filed by Pacific Financial Research, Inc. (“Pacific”). Pacific reported sole voting power with respect to 12,541,550 shares and sole dispositive power with respect to 13,213,650 shares.

(2)	Information obtained from Schedule 13G dated as of February 13, 2004 and jointly filed by Barclays Global Investors, NA and certain affiliated entities (the “Barclays Entities”). The Barclays Entities reported, in the aggregate, beneficial ownership of 11,396,682 shares and that the various entities had sole voting and dispositive power over 10,570,770 of those shares and shared voting or dispositive power over none of those shares.

(3)	Information obtained from Schedule 13G dated as of February 17, 2004 and jointly filed by Brandes Investment Partners, LLC, Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby (the “Brandes Entities”). Each of the Brandes Entities, other than Brandes Investment Partners, LLC, disclaims direct ownership of all or substantially all of the shares reported. The Brandes

Entities reported shared voting power with respect to 8,012,317 shares and shared dispositive power with respect to 11,402,216 shares.

(4)	Information obtained from Schedule 13G dated as of February 4, 2004 and filed by Dreman Value Management LLC (“Dreman”). Dreman reported sole voting power with respect to 1,301,485 shares and sole dispositive power with respect to 8,697,608 shares. Dreman also reported shared voting power with respect to 7,396,123 shares.

COMMUNICATIONS WITH DIRECTORS

      The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board including, without limitation, the director who presides at executive sessions of the Board or the nonemployee directors as a group, any Board committee or any chair of any such committee by mail. To communicate with directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors, by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at UST Inc., 100 West Putnam Avenue, Greenwich, Connecticut 06830.

      A copy of all such communications will be provided, as appropriate, to any member (or all members) of the Board, including, without limitation, the director who presides at executive sessions of the Board, the nonemployee directors as a group, any Board committee or any chair of any such committee if the address label of the communication is so addressed. Communications, as appropriate, may be reviewed initially by the General Counsel’s office or by the Corporate Secretary, who shall report on the status thereof to the Board of Directors, the Audit Committee or, as appropriate, other directors. The Company reserves the right not to forward to the directors any material received in the nature of advertising or promotions of a product or service, or that otherwise constitutes patently offensive material.

INFORMATION RESPECTING PROXIES

      Your shares are registered in the name and manner shown on the enclosed form of proxy. Please sign the proxy in the same manner. It is not necessary for you to indicate the number of shares you hold.

      Expenses incurred in connection with the solicitation of proxies for the Annual Meeting will be borne by the Company. In addition to solicitation by mail, arrangements may be made pursuant to which brokers, bank nominees and other institutional holders of record will distribute at the Company’s expense proxies and proxy material to the appropriate beneficial owners, and assistance in the solicitation of proxies from such holders of record will be rendered by Georgeson Shareholder, New York, New York, for a fee of approximately $20,000.

OTHER BUSINESS

      The Board knows of no other business which will come before the meeting. If any other business shall properly come before the meeting, including any proposal submitted by a stockholder which was omitted from this Proxy Statement in accordance with the applicable provisions of the federal securities laws, your authorized proxies will vote thereon in accordance with their best judgment.

2005 ANNUAL MEETING

      If a stockholder wishes to submit a proposal for inclusion in the Proxy Statement prepared for the 2005 Annual Meeting of Stockholders, such proposal must be received by the Secretary at the Company’s office no later than November 26, 2004.

      In addition, the By-Laws provide that only such business as is properly brought before the Annual Meeting will be conducted. For business to be properly brought before the meeting or nominations to be properly made at the Annual Meeting by a stockholder, notice must be received by the Secretary not less than 90 days prior to the anniversary date of the immediately preceding Annual Meeting and such notice must provide certain requisite information. Accordingly, if a stockholder intends to present a matter at the 2005 Annual Meeting, notice of such must be received by the Secretary at the Company’s office no later than February 4, 2005. Notice must be received by such date if the matter is to be considered “timely” under Rule 14a-4(c) of the Securities Exchange Act. A copy of the By-Laws may be obtained by writing to the Secretary.

By Order of the Board of Directors,

DEBRA A. BAKER
Senior Vice President and Secretary

APPENDIX A

UST

AUDIT COMMITTEE CHARTER

As Amended and Restated by the Board of Directors on February 19, 2004

I.	Purpose

      The Audit Committee (the “Committee”) is responsible for assisting the Board of Directors (the “Board”) of UST Inc. (the “Company”) in fulfilling its oversight responsibility to stockholders, potential investors and the investment community relating to:

•	the integrity of the Company’s financial statements and financial reporting process as well as the integrity of its systems of internal accounting and financial controls;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s independence, qualifications and performance; and

•	the performance of the Company’s internal audit function.

      The Committee shall report regularly to, and review with, the Board any issues that arise with respect to any of the matters set forth above.

      The Committee is also responsible for preparation of its report as required by the proxy rules promulgated by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

      The Committee shall be given the resources necessary to satisfy its oversight responsibilities including the authority to institute special investigations and to retain special counsel or experts and to receive appropriate funding, as determined by the Committee, to compensate such advisors.

      The Committee may form subcommittees for any purpose that it deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

II.	Organization

A.	Composition and Qualifications

      The Committee shall be appointed by the Board and shall consist of not less than three directors, each of whom shall be appointed by the Board upon recommendation of the Nominating & Corporate Governance Committee.

      The Committee members shall satisfy the independence, experience and expertise requirements of the New York Stock Exchange, the Securities Exchange Act of 1934 and the rules promulgated thereunder and any other applicable regulatory requirements.

      No member of the Committee may have any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Committee members shall not serve simultaneously on the audit committees of more than two other public companies without the approval of the Board.

      No member of the Committee may receive, other than Director’s fees (including any additional amounts paid to chairs of committees and to members of committees of the Board), any consulting, advisory or other compensatory fee from the Company.

      The Chairman of the Committee shall be designated by the Board. Committee members may be removed by the Board in its discretion.

B.	Other Attendees

      The Company’s General Counsel, Corporate Secretary and the Vice President responsible for the internal audit function (or, in the absence of such officer, the Director — Internal Audit) shall be non-voting attendees of the Committee and they (or their designees) shall, except as otherwise provided elsewhere herein or as determined by the Committee, be present at each Committee meeting.

III.	Meetings

      The Committee shall meet at such times as the members of the Committee shall deem appropriate in accordance with fulfilling their duties and shall report its activities to the Board so that the Board is kept informed of the Committee’s activities on a current basis.

      The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.

      The Committee shall meet separately, as often as it deems appropriate, with the independent auditor and the Vice President responsible for internal audit and, in addition, shall provide the independent auditor and the Vice President responsible for internal audit an opportunity to meet with them without members of management present at any time. The Committee shall also meet separately, as appropriate, with the Company’s counsel to discuss legal matters that may have a significant impact on the Company’s financial statements.

      The Committee shall maintain, through such meetings, open lines of communications among the Board, the Company’s Vice President responsible for internal audit, its independent auditor, financial management and the General Counsel.

IV.	Specific Duties and Responsibilities

A.	Appointment and Oversight of Independent Auditor

      The Committee shall be directly responsible for the appointment, retention, compensation, evaluation and oversight of the independent auditor, in its sole discretion (subject, if applicable, to stockholder ratification), including all engagement fees and terms. The independent auditor shall report directly, and be ultimately accountable, to the Committee. The Committee shall also be responsible for resolving disagreements between management and the independent auditor.

1.	Independent Auditor’s Reports to the Committee

a)	The Committee shall obtain and review the reports of the independent auditor, which have been reviewed by management. Such reports shall include an annual report containing the following:

i.	The proposed audit scope for the current year as well as related estimated fees;

ii.	The degree to which there will be coordination of the audit effort with the internal audit function;

iii.	A summary comparison of current and prior year audit and non-audit services, including related fees;

iv.	The results of the audit; and

v.	Any other matters required by applicable auditing standards.

b)	The Committee shall also receive annually from the independent auditor a report as to the following concerning the independent auditor:

i.	The firm’s internal quality-control procedures;

ii.	Any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issue; and

iii.	All relationships between the independent auditor and the Company (including a description of each category of services provided by the independent auditor to the Company and a list of the fees billed for each such category).

2.	Evaluation of Independent Auditor

a)	The Committee shall evaluate the independent auditor’s qualifications, performance and independence, including the performance of the lead partner of the independent auditor. In its evaluation, the Committee shall consider, among other things:

i.	The reports received from the independent auditor, including the independent auditor’s latest internal quality-control report or peer review;

ii.	Any significant litigation problems or disciplinary action by the SEC involving the independent auditor; and

iii.	The extent of non-audit services and fees, including consideration of their effect, if any, on the independence of the independent auditor.

b)	The Committee shall engage in a dialogue with the independent auditor with respect to any matter that, in the judgment of the Committee, may impact the quality of the services of the independent auditor.

c)	The Committee shall consider periodically, as appropriate, whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself.

d)	The Committee shall present its conclusions to the Board and shall recommend to the Board any action which the Committee believes is appropriate to be taken in response to the independent auditor’s report to satisfy itself of the independent auditor’s qualifications, performance and independence.

B.	Pre-Approval of Audit and Permitted Non-Audit Services

      The Committee shall approve in advance all auditing services and permitted non-audit services to be performed by the independent auditor, as well as the related fees and any other relationships between the Company and such auditor. The Committee may also approve audit and permitted non-audit services by establishing policies and procedures which are detailed as to the particular service so long as the Committee is informed of the service and such policies and procedures do not provide for the delegation of any of the Committee’s responsibilities to management.

C.	Internal Audit Review

      The Committee shall review the proposed plan of internal audit coverage and determine that such plan is properly coordinated with the independent auditor. In addition, the Committee shall receive periodic updates from the Vice President responsible for the internal audit function on the status of proposed engagements as well as reports issued as a result of internal audit reviews. The Committee shall also review the adequacy and overall effectiveness of the internal audit staff as well as the effectiveness and timeliness of audits conducted by the internal audit staff. The Committee may request, as appropriate, that the internal audit staff make special presentations on any matter which will assist the Committee in fulfilling its responsibilities.

D.	Financial Statements and Reporting

      The Committee shall have responsibility for the oversight of the Company’s financial reporting process. In this regard, the Committee shall undertake the following practices:

1.	Review with management, the independent auditor and, if appropriate, the Vice President responsible for internal audit, the following:

a)	the Company’s audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and any major issues related thereto;

b)	critical accounting policies and such other accounting policies of the Company as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulatory body, including any financial reporting issues which could have a material impact on the Company ’s financial statements;

c)	major issues regarding accounting principles and financial statements presentations, including:

i.	any significant changes in the Company’s selection or application of accounting principles; and

ii.	any analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the ramifications and effects of alternative generally accepted accounting principles methods on the Company’s financial statements;

d)	all alternative GAAP treatments of financial information that have been discussed by the independent auditor and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the auditor;

e)	all other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences; and

f)	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

2.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards 90, “Communications with Audit Committees,” as such standards may be modified or supplemented;

3.	Receive the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as such standards may be modified or supplemented, and discuss with the independent auditor its independence;

4.	Determine whether, based on a review of, and discussions regarding the Company’s audited financial statements, as well as the matters relating to independence referred to above, any other matters deemed appropriate by the Committee, the Committee should recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC;

5.	Review the type and presentation of information to be included in the Company’s earnings press releases (especially the use of “pro forma” or “adjusted” information not prepared in compliance with generally accepted accounting principles), as well as financial information and earnings guidance provided by the Company to analysts and rating agencies;

6.	Review with management its policies with respect to risk assessment and risk management, including, at a minimum, guidelines and policies to govern the process by which management assesses and manages the Company’s exposure to financial and other risk;

7.	Review the Company’s quarterly financial reporting procedures, including taking any steps deemed appropriate by the Committee to ensure that the Company’s interim financial statements are reviewed by the independent auditor and that the Committee and/or its members have an opportunity to discuss such statements in accordance with Statement on Auditing Standards 90, “Audit Committee Communications” with the independent auditor and management, in either instance prior to the Company’s filing of its quarterly reports on Form 10-Q with the SEC;

8.	Review on a regular basis with the independent auditor any problems or difficulties encountered by the independent auditor in the course of any audit work, including management’s response with respect thereto, any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant dis-

agreements with management. In connection therewith, the Committee should review with the independent auditor the following:

a)	any accounting adjustments that were noted or proposed by the independent auditor but were rejected by management (as immaterial or otherwise);

b)	any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and

c)	any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company.

9.	Ask of the independent auditor what its greatest concerns are and if it believes anything else should be discussed with the Committee that has not been raised or covered elsewhere, and consideration of whether the independent auditor should meet with the Board to discuss any matters relative to the financial statements and to answer any questions that other directors may have;

10.	Review the adequacy of the Company’s systems of internal accounting controls, review overall compliance with financial policies, including the responsibilities, budget and staffing of the Company’s internal audit function, and recommend to the Board any changes in the system of internal controls, procedures and practices which the Committee determines to be appropriate. Such controls shall be evaluated through a review of the reports issued by the internal audit function and the independent auditor which identify and describe control weaknesses. The Committee shall inquire as to the nature of any corrective action being undertaken by management;

11.	Review with the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Vice President responsible for internal audit and the independent auditor, periodically, the following:

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information, including any significant deficiencies or material weaknesses in internal controls identified by the independent auditor;

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; and

c)	any changes in internal control over financial reporting that occurred during the most recent fiscal quarter and that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

E.	Other Matters

1.	Review the procedures employed by management to monitor compliance with the Company’s Code of Corporate Responsibility and its related policies;

2.	Establish procedures for the receipt, retention and treatment of complaints received by the issuer on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submission by Company employees and others of concerns regarding questionable accounting or auditing matters;

3.	Establish clear hiring policies by the Company for the employees or former employees of the independent auditor; and

4.	Perform such other functions consistent with this Charter, the Company’s By-laws and governing laws as the Committee deems appropriate or as from time to time may be assigned to it by the Board.

F.	Self-Evaluation

      The Committee shall perform, in coordination with the Nominating & Corporate Governance Committee, an annual performance evaluation of itself.

G.	Audit Committee Charter Review

      The Committee shall review and reassess the adequacy of this charter when it deems appropriate, but, in any event no less frequently than once a year.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

UST

ANNUAL MEETING OF STOCKHOLDERS — MAY 4, 2004

     The undersigned hereby appoints DEBRA A. BAKER and RICHARD H. VERHEIJ, or either of them, with full power of substitution, attorneys and proxies to vote all shares of Common Stock of UST Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Cole Auditorium, Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, on Tuesday, the 4th day of May 2004, at 10:00 a.m., and at any and all adjournments thereof, on the matters listed on the reverse side which are set forth in the accompanying Proxy Statement.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, it will be voted FOR Proposals 1 and 2 and AGAINST Proposal 4. If no direction is given with respect to Proposal 3, your shares will not be voted on Proposal 3.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

UST

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

•	CONSIDER RECEIVING FUTURE UST INC. PROXY MATERIALS VIA THE INTERNET!

Consider receiving future UST Inc. Annual Report and Proxy Materials in electronic form rather than in printed form. While we have not fully implemented electronic distribution of stockholder communications, your advance consent will assist us in preparing materials for electronic distribution. While voting via the Internet, just click the box to give your consent and thereby save UST Inc. the future costs of producing, distributing and mailing these materials.

Accessing UST Inc. Annual Report and Proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies. If you do not consent to access UST Inc. Annual Report and Proxy materials via the Internet, you will continue to receive them in the mail.

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Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the internet and go to http://www.eproxyvote.com/ust	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

If no direction is given, this proxy card will be voted FOR Proposals 1 and 2 and AGAINST Proposal 4. If no direction is given with respect to Proposal 3, your shares will not be voted on Proposal 3.

The Board of Directors recommends a vote for Proposals 1 and 2.

1.	Election of Directors.				2.	To ratify and	FOR	AGAINST	ABSTAIN
	Nominees: (01) J.P. Clancey, (02) V.A. Gierer, Jr. and (03) J.E. Heid					approve Ernst & Young LLP as independent auditors of the Company for the year 2004.	☐	☐	☐

	FOR ALL NOMINEES	☐	WITHHOLD FROM ALL NOMINEES	☐

	For all nominees except vote withheld from the following:
	☐

The Board of Directors makes
no recommendation on stockholder proposal 3.

		FOR	AGAINST	ABSTAIN
3.	Stockholder Proposal.	☐	☐	☐

The Board of Directors recommends a vote
AGAINST stockholder proposal 4.

		FOR	AGAINST	ABSTAIN
4.	Stockholder Proposal.	☐	☐	☐

And in their discretion, upon such other business as may properly come before the meeting.

Please sign exactly as name appears hereon. If signing for trusts, estates or corporations, capacity or title should be stated. If shares are owned jointly, both owners must sign. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Signature:	Date:	Signature:	Date:

EMPLOYEES’ SAVINGS PLAN

As a participating employee in the UST Inc. Employees’ Savings Plan, you are entitled to give Vanguard Fiduciary Trust Company, the Trustee under the Plan, voting instructions on the instruction card attached below if you wish to vote the shares of the Company’s common stock held on your behalf in the Savings Plan at the Annual Meeting of Stockholders to be held on May 4, 2004. If you do not elect to vote, the shares reflected on this Instruction Card will be voted by the Trustee in the same proportion as shares as to which voting instructions have been received. Your instructions to the Trustees will be confidential. A Notice of the 2004 Annual Meeting and Proxy Statement and a 2003 Annual Report are enclosed.

Please complete, sign and date the instruction card below and return it in the envelope provided as soon as possible. Please be sure to complete, sign, date and return any other proxy cards that you receive in the separate envelopes provided.

DETACH HERE IF YOU ARE RETURNING YOUR INSTRUCTION CARD BY MAIL

UST

ANNUAL MEETING OF STOCKHOLDERS — MAY 4, 2004
EMPLOYEES’ SAVINGS PLAN

     The undersigned hereby directs Vanguard Fiduciary Trust Company as Trustee of the UST Inc. Employees’ Savings Plan to vote in person or by proxy all shares of Common Stock of UST Inc. allocated to the undersigned’s account at the Annual Meeting of Stockholders to be held at Cole Auditorium, Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, on Tuesday, the 4th day of May 2004, at 10:00 a.m., and at any and all adjournments thereof, on the matters listed on the reverse side which are set forth in the accompanying Proxy Statement.

     This instruction card when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made on your signed Instruction Card, it will be voted FOR Proposals 1 and 2 and AGAINST Proposal 4. If no direction is given with respect to Proposal 3, your shares will not be voted on Proposal 3.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

UST

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

•	CONSIDER RECEIVING FUTURE UST INC. PROXY MATERIALS VIA THE INTERNET!

Consider receiving future UST Inc. Annual Report and Proxy Materials in electronic form rather than in printed form. While we have not fully implemented electronic distribution of stockholder communications, your advance consent will assist us in preparing materials for electronic distribution. While voting via the Internet, just click the box to give your consent and thereby save UST Inc. the future costs of producing, distributing and mailing these materials.

Accessing UST Inc. Annual Report and Proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies. If you do not consent to access UST Inc. Annual Report and Proxy materials via the Internet, you will continue to receive them in the mail.

[                  ]

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the internet and go to http://www.eproxyvote.com/ust

OR

Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR INSTRUCTION CARD BY MAIL

☒	Please mark votes as in this example.	0890

If no direction is given, this instruction card will be voted FOR Proposals 1 and 2 and AGAINST Proposal 4. If no direction is given with respect to Proposal 3, your shares will not be voted on Proposal 3.

The Board of Directors recommends a vote for Proposals 1 and 2.

				FOR	AGAINST	ABSTAIN
1.	Election of Directors. Nominees: (01) J.P. Clancey, (02) V.A. Gierer, Jr. and (03) J.E. Heid	2.	To ratify and approve Ernst & Young LLP as independent auditors of the Company for the year 2004.	☐	☐	☐

FOR ALL NOMINEES	☐	☐	WITHHOLD FROM ALL NOMINEES

For all nominees except vote withheld from the following:
☐

The Board of Directors makes
no recommendation on stockholder proposal 3.

		FOR	AGAINST	ABSTAIN
3.	Stockholder Proposal.	☐	☐	☐

The Board of Directors recommends a vote
AGAINST stockholder proposal 4.

		FOR	AGAINST	ABSTAIN
4.	Stockholder Proposal.	☐	☐	☐

And in their discretion, upon such other business as may properly come before the meeting.

Please sign exactly as name appears hereon. If signing for trusts, estates or corporations, capacity or title should be stated.

Signature:	Date: